Exhibit 99.1
4064 Colony Road, Suite 200
Charlotte, NC 28211
704.973.7000
www.horizonlines.com
PRESS RELEASE
SECURITIES CLASS-ACTION SUIT AGAINST HORIZON LINES DISMISSED
WITH PREJUDICE BY FEDERAL COURT
CHARLOTTE, N.C. (May 19, 2010) — Horizon Lines, Inc. (NYSE: HRZ) announced today that its motion to dismiss a securities class-action lawsuit accusing the company and certain current and former senior officers of misleading investors has been granted by a federal judge for a second and final time.
The company’s motion to dismiss the suit was granted with prejudice on May 18, 2010, by Federal District Court Judge Harvey Bartle III, who ruled that the complaint did not meet the pleading standards of the Private Securities Litigation Reform Act. The ruling was made in the United States District Court for the District of Delaware. Judge Bartle found the complaint failed to plead facts showing that the officers responsible for making public statements about the company’s performance were aware of an alleged price-fixing conspiracy in the Puerto Rico tradelane, in which three lower-ranking Horizon Lines managers were subsequently implicated and pled guilty. The plaintiffs have the right to file an appeal within 30 days of the May 18th ruling.
The class-action lawsuit was filed on December 31, 2008, by the City of Roseville Employees’ Retirement System, naming the company and current and former employees, including the company’s Chairman, President, and Chief Executive Officer Chuck Raymond, as defendants. Horizon Lines filed a motion to dismiss, which was granted by the Court on November 13, 2009. However, the plaintiffs were granted time to file an amended complaint, which they did on December 23, 2009. On February 12, 2010, Horizon Lines filed a motion to dismiss the amended complaint.
The amended complaint, which purported to be on behalf of purchasers of Horizon Lines common stock, alleged that, among other things, the company made material misstatements and omissions in connection with the alleged price-fixing conspiracy in its shipping business in Puerto Rico in violation of federal antitrust laws.
Horizon Lines intends to continue to cooperate fully with the Department of Justice in its ongoing antitrust investigation. The investigation was publicly announced in April 2008, and in October of that year, three former Horizon Lines managers agreed to plead guilty to Sherman Act antitrust violations.
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company also manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
For information contact:
Jim Storey
Director, Investor Relations and Corporate Communications
704-973-7107
jstorey@horizonlines.com